CONSULTING AGREEMENT

This Agreement (the “Agreement”) is made and entered into on November 22, 2007 between Southern Star Energy Inc., a Nevada corporation having an office and a place of business at 155-110 Cypress Station Drive, Houston, Texas, 77090 (the “Company”), and Larry Keller, a person with a business address at 595-7920 Beltline Rd., Dallas, Texas (the “Consultant”).

WHEREAS, the Consultant is a petroleum engineer and the Company seeks to retain the Consultant to provide services to assist in the development of the Company, to assist in overseeing the Company’s current operations, and to provide such services as are reasonably requested by the Company from time to time (the “Services”) in relation to the Company’s property interests in the Bossier Parish and Caddo Parish, Louisiana, commonly referred to as the D Duck Prospect and any additional property interests acquired by the Company (collectively, the “Property Interests”);

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Consultant and the Company hereby agree as follows:

1. Provision of Services

The Company hereby retains the Consultant to provide the Services in relation to the Property Interests and the Consultant shall, in rendering the Services, comply with all the terms of this Agreement.

2. Cash Compensation

In consideration for the Services, the Company agrees to pay the Consultant $175.00 per hour (the “Cash Consideration”). The Company shall pay the Cash Consideration on a monthly basis and within thirty (30) days of receipt of a written invoice prepared in reasonable detail by the Consultant and delivered to the address of the Company as set out herein, or as otherwise instructed by the Company in writing. If payment is not received by the Consultant within 30 days following delivery of the invoice to the Company, the Company shall pay a late fee of 1.5% on the overdue account, and shall pay an additional late fee of 1.5% on the overdue account for each additional month that payment is not made.

3. Options

In addition to the Cash Consideration, and upon entry into the Stock Option Agreement attached hereto as Schedule A (the “Stock Option Agreement”), the Company agrees to issue 500,000 options to the Consultant (each, an “Option”), each Option of which entitles the Consultant to purchase one share of common stock in the capital of the Company (each, a “Share”) at the exercise price of $1.09 per Share for a period of two years from the date of issuance. The Options will be issued in accordance with the terms of the Stock Option Agreement.

4. Bonus

The Company will pay a cash bonus of $25,000 to the Consultant upon the successful completion of the Company’s following three wells: Lincoln Atkins 18-1; Lincoln Atkins 8-1; and Atkins 18-2.

5. Designated Representatives

The Company’s and the Consultant’s designated representatives shall be specified in writing and may be changed from time to time as notified in writing by each party.

6. Term of Agreement

The term of this Agreement shall commence on the date hereof and shall continue until terminated by either party as set out in section 11 below.

7. Independent Contractor

It is mutually agreed by the Consultant and the Company that for the purposes of this Agreement and for the provision of the Services, the Consultant shall be an independent contractor, and neither the Consultant nor any of its employees shall be agents or employees of the Company. The Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the Company except as provided for herein or authorized in writing by the Company.

8. Liability

The Company acknowledges that the Consultant has not made any expressed or implied warranty regarding the Services and the Consultant disclaims any liability for the Company’s hardware, software, or productivity. The Company agrees to and hereby indemnifies and holds the Consultant harmless from all costs, expenses, and claims arising out of or in connection with this Agreement or any of the Services, except for any losses or damages which the Company may incur arising out of any failure by the Consultant or its agents or employees to comply with the provisions set forth in section 9 below.

9. Confidential Information

Confidential information shall mean all information disclosed to the Consultant by the Company which relates to past, present, and future exploration, development and business activities, except such information as is previously known to the Consultant or is in the public domain. “Confidential Information” includes, without limitation, all material non-public information, any and all trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable, related to the business of the Company and not previously known by the Consultant in connection with the business. The Consultant acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Consultant, the Consultant will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party. Upon termination or expiration of this Agreement, the Consultant shall return to the Company all written or descriptive matter, including but not limited to drawings, maps, plots, computer tapes or other papers or documents which contain any such Confidential Information.

10. Data and Software Security

If the Services require access to the Company or the Company’s property, including computer hardware and software, the Consultant, including its employees, consultants and representatives (each, a “Consultant Representative”) will comply with all data and software security requirements provided to them in writing by the Company and shall not, without prior written approval from the Company:

(a)	Disclose to other persons any password provided to the Consultant Representative;
(b)	Access or attempt to access any data or computer files that the Consultant Representative is not authorized to access; or
(c)	Create, read, execute, destroy, erase or copy computer programs, files, or documentation that are not required to perform the Services.

Notwithstanding section 11 hereof, violation or attempted violation of the security requirements, contained in this section 10, shall be the basis for immediate termination of this Agreement.

11. Termination

(a)	This Agreement may be terminated by the Company upon thirty (30) days written notice to the Consultant’s designated representative.
(b)	This Agreement may be terminated by the Consultant upon thirty (30) days written notice to the Company’s designated representative.
(c)	Any projects in process may be terminated without cause by the Company with thirty (30) days written notice to the Consultant, unless otherwise agreed to in writing.
(d)	In the event the Consultant willfully breaches this Agreement to provide the Services, the Company may terminate this Agreement by giving the Consultant one (1) day written notice.

12. Entire Agreement

This Agreement contains the entire agreement between the parties and it supersedes all prior agreements and understandings between the parties respecting the subject matter hereof. This Agreement may be amended, changed or terminated only by mutual consent in writing.

13. Governing Law and Compliance, and Dispute Resolution

This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas. The Consultant shall comply with all applicable laws and regulations. In the event of a dispute hereunder, the parties agree to submit to binding arbitration under the auspices of the American Arbitration Association, all costs and expenses of which shall be shared equally by the parties. In addition, either party may apply for injunctive relief in any court of competent jurisdiction to restrain the breach, or threatened breach on this Agreement. No party shall be liable to the other party for consequential, punitive, or incidental damages.

14. Notices

Any notice or request herein required, or committed to be given hereunder, shall be given in writing to the address set out on page one of this Agreement, or as otherwise instructed by the applicable party from time to time.

15. Survivorship

The terms and provisions hereof shall survive the termination of this Agreement, and shall remain in force and effect thereafter, and shall be binding upon the parties hereto, and their respective representatives, successors, and authorized assigns to the extent provided in this Agreement.

16. Currency

All funds expressed in this Agreement are stated in United States dollars.

17. Assignment

This Agreement may not be assigned or delegated, in whole or in part, without the prior written consent of the other party.

18. Facsimile and Counterparts

This Agreement may be executed by delivery of executed signature pages by fax and such fax execution shall be effective for all purposes. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the parties, it being understood that all parties need not sign the same counterpart.

Signed by LARRY KELLER in the presence of: /s/ Debbie Davis Signature Debbie Davis Print Name 7920 Beltline Rd., Suite 595 Address Dallas, TX 75254 Executive Assistant Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Larry Keller Larry Keller

SOUTHERN STAR ENERGY INC.

Per:	/s/ Eric Boehnke

Name: Eric Boehnke

Title: President

SCHEDULE A

Stock Option Agreement

CW1537323.3